Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE
This First Supplemental Indenture (this “Supplemental Indenture”) is made and entered into this 9th day of January 2008 by and among Terra Capital, Inc., a Delaware corporation (the “Company”), Terra Industries Inc., a Maryland corporation, as parent guarantor (“Parent”), certain of Parent’s subsidiaries (each an “Existing Guarantor,” and collectively, the “Existing Guarantors”), Terra Environmental Technologies Inc., a Delaware corporation (the “New Guarantor”) and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company, Parent, the Existing Guarantors and the Trustee are parties to an Indenture (as such may be amended from time to time, the “Indenture”), dated as of February 2, 2007, relating to the Company’s 7% Senior Notes due 2017 (the “Notes”);
WHEREAS, Section 4.5 of the Indenture requires the Company to cause each new Restricted Subsidiary (other than any Foreign Subsidiary) to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Indenture and the Notes;
NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the undersigned hereby agrees to guarantee the Company’s obligations under the Notes on the terms and subject to the conditions set forth in Article 10 of the Indenture. From and after the date hereof, the undersigned shall be a Guarantor for all purposes under the Indenture and the Notes as follows:
1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2. Agreement to Guarantee. The New Guarantor hereby agrees to become subject to the terms of the Indenture as a Guarantor.
3. Incorporation of Terms of Indenture. The obligations of the New Guarantor under the Guarantee shall be governed in all respects by the terms of the Indenture and shall constitute a Guarantee thereunder. The New Guarantor shall be bound by the terms of the Indenture as they relate to the Guarantee.
4. No Personal Liability of Directors, Officers, Employees or Stockholders. No director, officer, employee, member or stockholder of the New Guarantor, as such, will have any liability for any obligations of the Company, any Existing Guarantor or the New Guarantor under the Notes, the Indenture, the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases the Company, each Existing Guarantor and the New Guarantor from all such liability. The waiver and release are part of the consideration for issuance of the Guarantee by the New Guarantor.

5. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.
6. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.
7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
8. Trustee. The recitals contained herein shall be taken as the statements of the Company, the Existing Guarantors and the New Guarantor, and the Trustee assumes no responsibility for their correctness.
* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

TERRA CAPITAL, INC.
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President and Corporate Secretary

TERRA INDUSTRIES INC.
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President, General Counsel and Corporate Secretary

BEAUMONT AMMONIA INC.
BEAUMONT HOLDINGS CORPORATION
BMC HOLDINGS INC.
PORT NEAL CORPORATION
TERRA CAPITAL HOLDINGS, INC.
TERRA INTERNATIONAL, INC.
TERRA INTERNATIONAL (OKLAHOMA) INC.
TERRA METHANOL CORPORATION
TERRA NITROGEN CORPORATION
TERRA REAL ESTATE CORP.
TERRA (U.K.) HOLDINGS INC.
TERRA MISSISSIPPI HOLDINGS CORP.
TERRA MISSISSIPPI NITROGEN, INC.
TERRA HOUSTON AMMONIA, INC.
TERRA NITROGEN GP HOLDINGS, INC.

By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Acting in the capacities identified on Appendix I hereto with respect to each of the Existing Guarantors

TERRA ENVIRONMENTAL TECHNOLOGIES INC.
By:	/s/ John W. Huey
	Name:	John W. Huey
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

APPENDIX I

Existing Guarantors	Position of John W. Huey

Beaumont Ammonia Inc.	Vice President and Corporate Secretary

Beaumont Holdings Corporation	Vice President and Corporate Secretary

BMC Holdings Inc.	Vice President and Corporate Secretary

Port Neal Corporation	Vice President and Corporate Secretary

Terra Capital Holdings, Inc.	Vice President and Corporate Secretary

Terra International, Inc.	Vice President and Corporate Secretary

Terra International (Oklahoma) Inc.	Vice President, General Counsel and Corporate Secretary

Terra Methanol Corporation	Vice President and Corporate Secretary

Terra Nitrogen Corporation	Vice President and Corporate Secretary

Terra Real Estate Corp.	Vice President and Corporate Secretary

Terra (U.K.) Holdings Inc.	Vice President, General Counsel and Corporate Secretary

Terra Mississippi Holdings Corp.	Vice President

Terra Mississippi Nitrogen, Inc.	Vice President and Corporate Secretary

Terra Houston Ammonia, Inc.	Vice President, General Counsel and Corporate Secretary

Terra Nitrogen GP Holdings, Inc.	Vice President and Corporate Secretary